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                      AMES DEPARTMENT STORES, INC.              Exhibit 20
                         JUNE RESULTS VS. PLAN                  Page 2 of 2
                            MANAGEMENT FORMAT
                               (Unaudited)
                              (In Millions)

                                                             Fiscal 1995
                                            June 1994        Year-to-Date
                                          Actual    Plan*   Actual    Plan*
CASH FLOW SUMMARY:
Beg. Unrestricted Cash & Cash Equiv.       $32.2    $33.0    $16.5    $26.9

Cash Generated from (Used in) Operations:
   Net Income (Loss)                         8.7      8.0     (5.3)    (6.0)
   Non-Cash Income Tax Expense (Benefit)     4.2      3.8     (1.8)    (2.2)
   Other                                    (0.4)     0.4      0.9      2.9
                                        ------------------------------------
Cash from Operations                        12.5     12.2     (6.2)    (5.3)

Changes in Working Capital:
   FIFO Inventory (increase) decrease       30.8     27.0    (32.8)   (32.9)
   Trade Payables increase (decrease)      (29.3)   (14.6)    (1.7)   (12.1)
   All Other                                 6.4     (0.1)    (2.0)    (1.1)
                                        ------------------------------------
Net Changes in Working Capital               7.9     12.3    (36.5)   (46.1)

Capital Expenditures                        (3.2)    (6.0)    (6.1)   (15.7)

(Incr) Decr. in Rest. Cash & Cash Equiv.    54.3     68.3     55.0     57.2

Other:
   Short-Term Borrow. (Pymts) - Revolver     6.0    (10.0)    98.8    105.0
   Payments of Capital Leases               (0.3)    (0.3)    (1.5)    (1.5)
   Payments on Long-Term Debt              (69.9)   (69.6)   (79.5)   (79.0)
   Increase in Deferred Financing Costs     (6.6)    (5.8)    (7.6)    (7.4)
                                        ------------------------------------
Total Other                                (70.8)   (85.7)    10.2     17.1
                                        ------------------------------------

Unrestricted Cash Increase (Decrease)        0.7      1.1     16.4      7.2
                                        ------------------------------------

Ending Unrestricted Cash & Cash Equiv.     $32.9    $34.1    $32.9    $34.1
                                        ====================================

* As reported on Form 8-K dated May 27, 1994.


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